CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Vital Health Technologies
(A Development Company)
Minneapolis, Minnesota

We have issued our report dated January 19, 2002, relating to the financial statements of Vital Health Technologies, Inc. for the years ended December 31, 2001 and December 31, 2000 appearing in the Company's Form 10-KSB. Such reports have been incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement on Form S-8 of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

By: /s/  Callahan, Johnston & Associates
    ----------------------------------------
         CALLAHAN, JOHNSTON & ASSOCIATES

Minneapolis, Minnesota
March 12, 2002